Exhibit (e)(1)(i)

EXHIBIT A

Distribution Agreement dated 2.5.2024

GMO Trust

53 State Street, Boston, MA 02109

June 30, 2024

# of Portfolios	Series	Class
1.	U.S. Equity Fund	III, IV, V, VI, R6, I
2.	Quality Fund	III, IV, V, VI, R6, I
3.	International Equity Fund	II, III, IV, R6, I
4.	Emerging Markets Fund	II, III, IV, V, VI, R6, I
5.	Multi-Sector Fixed Income Fund	III, IV, R6, I
6.	Emerging Country Debt Fund	III, IV, VI
7.	International Equity Allocation Fund	III, R6, I
8.	International Developed Equity Allocation Fund	III, R6, I
9.	Global Equity Allocation Fund	III, R6, I
10.	Global Developed Equity Allocation Fund	III, R6, I
11.	Global Asset Allocation Fund	III, R6, I
12.	Strategic Opportunities Allocation Fund	III
13.	Benchmark-Free Allocation Fund	III, IV, R6, I
14.	International Opportunistic Value Fund	III, IV, R6, I
15.	U.S. Treasury Fund	VI, R6, I
16.	Asset Allocation Bond Fund	III, VI,
17.	Opportunistic Income Fund	III, VI, R6, I
18.	Resources Fund	III, IV, V, VI, R6, I
19.	Benchmark-Free Fund	III
20.	Implementation Fund	N/A
21.	Climate Change Fund	III, IV, V, VI, R6, I
22.	High Yield Fund	III, IV, V, VI, R6, I
23.	Alternative Allocation Fund	II, III, IV, V, VI, R6, I
24.	U.S. Small Cap Value Fund	III, IV, V, VI, R6, I
25.	Quality Cyclicals Fund	III, IV, V, VI, R6, I
26.	Emerging Country Debt Shares Fund	R6, I
27.	GMO-Usonian Japan Value Creation Fund	III, IV, V, VI, R6, I
28.	Emerging Markets ex-China Fund	II, III, IV, V, VI, R6, I
29.	Small Cap Quality Fund	III, IV, V, VI, R6, I
30.	GMO Resource Transition Fund	III, IV, V, VI, R6, I
31.	GMO U.S. Opportunistic Value Fund	III, IV, V, VI, R6, I

IN WITNESS WHEREOF, the Parties have caused this Exhibit A to be executed in their names and on their behalf by and through their duly authorized officers.

GMO TRUST		FUNDS DISTRIBUTOR, LLC

By:	/s/ Douglas Y. Charton	By:	/s/ Teresa Cowan
Name:	Douglas Y. Charton	Name:	Teresa Cowan
Title:	Vice President-Law	Title:	President

Date:	June 18, 2024	Date:	June 18, 2024